Exhibit 99.2

Compaq Computer Corporation
Business Outlook and Discussion of Financial Results
Third Quarter 2000

Compaq reported the highest third quarter and nine months consolidated revenue, gross margin and net income ever for the periods ended September 30, 2000.

Business Outlook

Looking forward to the fourth quarter, Compaq expects consolidated revenue of approximately $12.4 billion and earnings per diluted common share of approximately $0.37. This incorporates the impact of the stronger dollar on Compaq’s European operations, and represents revenue growth of 18 percent and earnings growth of 131 percent (excluding net investment income) over the prior year.

For the full year 2001, Compaq is comfortable with the street consensus earnings per diluted common share of $1.49, representing growth of approximately 43 percent.

Discussion of Financial Results
Revenue

Compaq reported third quarter and nine month consolidated revenue of $11.2 billion and $30.8 billion, respectively, an increase of 22 percent and 10 percent compared with the prior year periods. Adjusted for the effects of currency, revenue grew 26 percent and 14 percent for the three and nine months ended September 30, 2000, respectively, when compared to the comparable periods in the prior year. Strong growth in Consumer, Commercial Personal Computing and Enterprise Computing drove higher revenue. In addition, revenue grew significantly across all regions during the quarter.

Consolidated revenue from products and services was as follows:
(In millions)                                           Three months ended           Nine months ended
                                                           September 30,                September 30,
                                                        2000           1999           2000         1999

Products                                              $  9,523      $   7,587      $  25,867    $ 23,187
Services                                                 1,677          1,621          4,973       4,860
                                                    -------------- -------------- ------------- ------------
                                                      $ 11,200      $   9,208      $  30,840    $ 28,047
                                                    ============== ============== ============= ============

Services revenue consisted primarily of the sale of services by the Compaq Global Services segment, and other service offerings in certain segments.

Consolidated revenue by business segment was as follows:
(In millions)                              Three months ended           Nine months ended
                                               September 30,                September 30,
                                            2000           1999           2000         1999

Enterprise Computing                      $  3,794      $   3,195      $  10,188      $9,548
Commercial Personal Computing                3,477          2,727          9,662       9,052
Consumer                                     2,127          1,469          5,551       4,028
Compaq Global Services 3                     1,715          1,745          5,184       5,262
Other                                           87             72            255         157
                                        -------------- -------------- ------------- ------------
                                          $ 11,200      $   9,208      $  30,840     $28,047
                                        ============== ============== ============= ============

Consolidated revenue by geographic region was as follows:

(In millions)                              Three months ended           Nine months ended
                                              September 30,                September 30,
                                           2000           1999           2000         1999

North America                           $  5,566      $   4,387       $ 14,926     $ 13,112
Europe, Middle East and Africa             3,475          3,224         10,067       10,423
Asia-Pacific                                 675            480          1,786        1,463
Japan                                        573            377          1,610        1,174
Latin America                                567            443          1,493        1,137
Greater China                                265            219            705          611
Other                                         79             78            253          127
                                       -------------- -------------- ------------- ------------
                                        $ 11,200      $   9,208       $ 30,840     $ 28,047
                                       ============== ============== ============= ============
Gross Margin

Consolidated gross margin of $2.7 billion (23.9 percent of revenue) and $7.2 billion (23.5 percent of revenue) for the three and nine months ended September 30, 2000, respectively, was an improvement of 0.7 percentage points over each of the comparable periods in 1999. Stronger margins in Commercial Personal Computing and Enterprise Computing led to the overall improvement in gross margin.

Operating Expense

Consolidated operating expense was $1.9 billion and $5.5 billion for the three and nine months ended September 30, 2000, respectively. Driven by solid execution of spending discipline, operating expense declined $132 million, or 7 percent, and $634 million, or 10 percent, compared to the comparable periods in 1999. As a percentage of revenue, operating expense declined significantly to 16.8 percent and 17.7 percent for the three and nine months ended September 30, 2000, respectively, from 21.9 percent and 21.7 percent in the comparable prior year periods. Lower operating expense benefited from Compaq’s intense focus on reducing its cost structure and driving shareholder value. This is being accomplished through restructuring actions initiated during 1998 and 1999 as well as other cost containment measures begun by management in the second half of 1999.

Other Income and Expense

Net other income and expense changed from an expense of $51 million and $119 million in the three and nine month periods ended September 30, 1999, respectively, to income of $20 million and $69 million in the current year periods. The components of other (income) and expense were as follows:

(In millions)                                 September 30,               September 30,
                                           2000           1999          2000          1999

Interest and dividend income              $  (108)       $  (53)       $  (200)     $ (137)
Investment income, net                        (38)           (8)          (144)        (17)
Interest expense                                74            55            204         148
Currency losses                                 37            60             64          94
Other (income) expense                          15           (3)              7          31
                                       -------------- ------------- -------------- ------------
                                          $   (20)        $   51        $  (69)      $  119
                                       ============== ============= ============== ============
Provision for Income Taxes

The effective tax rate was 32 percent for the three and nine months ended September 30, 2000. The effective tax rate was 61 percent and 53 percent for the comparable periods in 1999. The higher effective tax rate in 1999 was primarily due to a non-deductible stock option compensation charge and tax rates related to the gain on sale of businesses and restructuring and related charges.

Consolidated Earnings

Compaq reported consolidated net income of $550 million, or $0.31 per diluted common share, for the third quarter of 2000 compared to consolidated net income of $140 million, or $0.08 per diluted common share, for the corresponding period in 1999. Adjusted for net investment income of $25 million (after tax), earnings per diluted common share were $0.30 for the third quarter of 2000. Adjusted for non-recurring items, earnings per diluted common share were $0.07 for the third quarter of 1999.

Consolidated net income was $1.3 billion, or $0.72 per diluted common share, for the nine months ended September 30, 2000 compared to $237 million, or $0.15 per diluted common share, for the same period in 1999. Adjusted for net investment income of $94 million (after tax), earnings per diluted common share were $0.67 for the nine months ended September 30, 2000. Adjusted for non-recurring items, earnings per diluted common share were $0.11 for the nine months ended September 30, 1999.

Segments

During the second quarter of 2000, Compaq realigned the operations of its Enterprise Solutions and Services segment, which resulted in the formation of two reportable segments: Enterprise Computing and Compaq Global Services. Compaq’s other two reportable segments are Commercial Personal Computing and Consumer. Financial data for prior periods has been restated to conform to the current presentation.

Segment financial data was as follows:
(In millions)                           Three months ended                Nine months ended
                                           SEPTEMBER 30,                     SEPTEMBER 30,
                                        2000           1999                2000         1999

Enterprise Computing
  Revenue                            $  3,794          $ 3,195          $  10,188        $ 9,548
  Operating income                        597              295              1,411            762

Commercial Personal Computing
  Revenue                               3,477            2,727              9,662          9,052
  Operating income (loss)                 133             (169)               176           (369)

Consumer
  Revenue                               2,127            1,469              5,551          4,028
  Operating income                         63               65                176            193

Compaq Global Services
  Revenue                               1,715            1,745              5,184          5,262
  Operating income                        254              304                703            873

Other
  Revenue                                  87               72                255            157
  Operating income (loss)                   5             (101)                28           (280)

Consolidated Segment Totals
  Revenue                            $ 11,200          $ 9,208            $30,840       $ 28,047
  Operating income                   $  1,052          $   394            $ 2,494        $ 1,179
A reconciliation of consolidated segment operating income to consolidated income before provision for income taxes was as follows:
(In millions)                                       Three months ended                Nine months ended
                                                       SEPTEMBER 30,                    SEPTEMBER 30,
                                                         2000            1999            2000           1999

Consolidated segment operating income                   $1,052           $  394       $ 2,494       $ 1,179
Corporate and unallocated shared expenses                 (243)            (325)         (638)         (994)
Restructuring and related charges                          —               (868)          —            (868)
Gain on sale of businesses                                 —              1,156           —           1,182
                                                    --------------- -------------- ------------- -------------
                                                    --------------- -------------- ------------- -------------
Income before provision for income taxes                 $ 809           $  357       $ 1,856        $  499
                                                    =============== ============== ============= =============
Enterprise Computing

Enterprise Computing designs, develops, manufactures and markets advanced computing and telecommunication products, including business-critical servers, industry-standard servers and storage products.

Revenue

Enterprise Computing revenue increased $599 million, or 19 percent, compared with the third quarter of 1999 and represented 34 percent of consolidated revenue during the quarter. On a year to date basis, revenue from this segment increased $640 million, or 7 percent, compared to the nine months ended September 30, 1999.

Enterprise Computing revenue consisted of the following:
(In millions)                                           Three months ended           Nine months ended
                                                           September 30,                September 30,
                                                        2000           1999           2000         1999

Industry Standard Servers /2/                          $ 1,586         $ 1,126       $ 4,266       $3,332
Storage Products                                         1,395           1,281         3,654        3,712
Business Critical Servers /2/                              813             772         2,265        2,420
Other                                                        —              16             3           84
                                                    -------------- -------------- ------------- ------------
                                                       $ 3,794         $ 3,195      $ 10,188      $ 9,548
                                                    ============== ============== ============= ============

/2/ Compaq AlphaServer™ and ProLiant™ product revenue does not include attached and enterprise storage, which is captured in Storage
Products.

Industry Standard Server revenue grew 41 percent during the quarter as compared to the prior year. Revenue benefited from strong demand across all regions as corporations and Internet service providers continued to build out their data centers. Revenue growth was strongest in the dense, rack-optimized form-factors as an increasing number of customers value the simplicity and space saving economies provided by dense servers. High-end servers revenue also remained strong with solid sales in 4-way and 8-way servers.

Storage Products revenue increased 9 percent during the quarter compared to the prior year as strong enterprise storage (external storage, software and high-end tape) sales growth of 44 percent offset the continued price pressure on the hard disk drive component of attached storage. Enterprise storage growth was driven by the ongoing trend towards storage area networks. Storage capacity shipped was 19,000 terabytes, an increase of 60 percent compared to the third quarter of 1999.

Business Critical Server revenue increased during the quarter primarily due to increased sales of AlphaServer™ GS systems offset by lower Compaq Himalaya™ system sales. The decrease in Business Critical Server revenue on a year to date basis was primarily driven by the product transition to the AlphaServer GS systems and related component shortages. Compaq shipped over 400 AlphaServer GS systems during the quarter. This represented a substantial increase over the second quarter of 2000, as the previously experienced component shortage issues have largely been resolved.

Operating Income

Enterprise Computing operating income increased $302 million, or 102 percent, in the third quarter of 2000 as compared to the corresponding period in 1999. For the nine months ended September 30, 2000, operating income increased $649 million, or 85 percent, compared to the same period in the prior year.

Third quarter 2000 operating income was higher compared with the corresponding period in 1999 primarily due to strong performance in Industry Standard Servers and Storage Products, as well as lower operating expenses. Industry Standard Server gross margin improved due to a continued favorable shift in product mix. Storage Products gross margin also improved due to a shift in product mix to higher margin enterprise storage products. Operating expense declined in whole dollars and as a percentage of revenue in the Enterprise Computing segment for the quarter and year to date periods due to stringent cost control practices.

Operating income increased during the nine months ended September 30, 2000 as compared to the prior year period due to stronger Industry Standard Server and Storage Products performance.

Commercial Personal Computing

Commercial Personal Computing delivers standards-based computing emphasizing Internet access through workstations, desktops, portables, monitors, Internet access devices and life-cycle management products. As previously reported, Compaq completed the purchase of key assets from InaCom Corp. (“Inacom”) during the first quarter of 2000 and subsequently established Custom Edge Incorporated (“Custom Edge”) as a wholly owned subsidiary. This purchase adds custom configuration capabilities and direct fulfillment logistics that enable Compaq to better meet customer needs in North America.

Revenue

Commercial Personal Computing revenue increased $750 million, or 28 percent, compared with the third quarter of 1999 and represented 31 percent of consolidated revenue during the quarter. Revenue for the year to date period increased $610 million, or 7 percent.

Revenue increased across all regions during the quarter, benefiting from strong unit sales growth in higher margin portable product lines. Unit sales of desktops, including the Compaq iPAQ™ desktop, also increased. Continuing in the migration to Internet access devices, the new Compaq iPAQ™ Blackberry Wireless Email Solutions device was announced in August. Revenue growth for the year to date period ended September 30, 2000 was primarily due to higher unit sales of portables and Internet products.

Operating Income

Commercial Personal Computing operating income increased $302 million, from a loss of $169 million to income of $133 million compared to the third quarter of 1999. On a year to date basis, operating income increased $545 million, from a loss of $369 million to income of $176 million.

Operating results strengthened dramatically in this segment for the quarter and year to date periods due to continued improvement in the business model, including further integration of the Custom Edge fulfillment capacity, and successful reduction of operating costs. Gross margins were strong due to a favorable product configuration mix, an improved business model and supply chain efficiencies. Operating expense continues to decline due to persistent focus on streamlining processes and increasing efficiencies.

Consumer

The Consumer segment targets home users with Internet-ready desktop PCs, portables, printers and related products, as well as Internet access and e-services.

Revenue

Consumer revenue increased $658 million, or 45 percent, in the third quarter of 2000 compared with the corresponding quarter in 1999 and accounted for 19 percent of consolidated revenue. On a year to date basis, revenue increased $1.5 billion, or 38 percent, compared to the prior year.

Revenue in the Consumer business improved significantly during the three and nine months ended September 30, 2000 compared to the prior year primarily due to continued international expansion and substantial growth in unit sales. A strong back to school season, higher attach rates for printers and monitors, and a shift in product mix toward portables contributed to higher revenue. The Consumer segment continues to hold the number one worldwide consumer PC market share position (according to International Data Corporation).

The “beyond the box” business, which includes Internet access, Internet traffic, printers, software, financing and warranty upgrades, increased 90 percent during the quarter compared to the third quarter of 1999.

Operating Income

Consumer operating income declined $2 million, or 3 percent, in the third quarter of 2000 compared to the prior year period. On a year to date basis, operating income declined $17 million, or 9 percent.

Such declines were primarily due to lower gross margin as a percentage of revenue, which was pressured by competitive pricing in North America and costs related to holding raw material in a supply constrained environment in order to meet customer demand. Operating expenses increased in whole dollars due to higher customer support costs, but declined as a percentage of revenue.

Compaq Global Services

Compaq Global Services delivers worldwide infrastructure and solution design implementation, management, and support services through its Professional and Customer Services groups. Revenue was as follows:

(In millions)                 Three months ended               Nine months ended
                                SEPTEMBER 30,                    SEPTEMBER 30,
                             2000            1999            2000            1999

Customer Services          $ 1,052         $ 1,041         $ 3,226        $ 3,205
Professional Services          663             704           1,958          2,057
                       --------------- --------------- --------------- ---------------
                           $ 1,715         $ 1,745         $ 5,184        $ 5,262
                       =============== =============== =============== ===============

Revenue

Compaq Global Services revenue decreased $30 million, or 2 percent, compared with the third quarter of 1999. This segment represented 15 percent of consolidated revenue during the quarter. For the nine months ended September 30, 2000, Compaq Global Services revenue declined $78 million, or 1 percent, compared to the corresponding period in the prior year. Adjusted for the effects of currency, revenue increased 3 percent for the quarter and year to date periods.

The decline in Compaq Global Services revenue during the quarter and nine months ended September 30, 2000 was primarily a result of lower Professional Services revenue. Adjusted for the effects of currency, Professional Services revenue declined 2 percent. Revenue improved over the second quarter of 2000 primarily due to growth in new outsourcing contracts. Compaq has narrowed its focus for Professional Services to target seven practices that are consistent with its Internet strategy and is now realigning its workforce to support growth plans. Customer Services revenue grew 5 percent adjusted for the effects of currency, in line with the market.

As previously reported, Compaq has integrated its services organization with its Worldwide Sales and Marketing organization to create Worldwide Sales and Services. This has strengthened Compaq’s go-to-market capability and reinforced its customer alignment.

Operating Income

Compaq Global Services operating income declined $50 million, or 16 percent, in the third quarter of 2000 as compared to the corresponding period in 1999. On a year to date basis, operating income decreased $170 million, or 19 percent.

Profitability in the Customer Services business remains strong. Professional Services operating results were lower for the three and nine months ended September 30, 2000 compared to the prior year periods primarily due to workforce rebalancing and continued reskilling.

Corporate and Unallocated Shared Expenses

The results of the business segments exclude separately managed corporate and unallocated shared expenses, which are comprised primarily of general and administrative costs as well as other income and expense items not controlled by the business segments. Corporate and unallocated shared expenses decreased from $325 million in the third quarter of 1999 to $243 million in the third quarter of 2000, a decline of 25 percent. On a year to date basis, corporate and unallocated shared expenses decreased from $994 million to $638 million, or 36 percent. This decrease reflected management’s continued intense efforts to reduce operating expense as well as a favorable change in other income and expense items.

Balance Sheet Information

Compaq’s cash and short-term investments balance was $2.9 billion at the end of the quarter, a decrease of $375 million from December 31, 1999.

Cash flow from operating activities increased to $662 million for the quarter compared to $176 million in the third quarter of 1999. This increase was primarily due to higher net income and a favorable change in working capital items.

For the nine months ended September 30, 2000, cash flow provided by operating activities was $288 million, compared to $561 million in the corresponding period in the prior year. The decline was largely due to an increase in receivables resulting from growth in the business.

Major uses of cash during the nine months ended September 30, 2000 included the acquisition of key configuration assets from Inacom ($370 million), net capital expenditures ($751 million), restructuring ($420 million) and other working capital requirements.

Net trade accounts receivable was $6.6 billion at September 30, 2000, an increase of $929 million from December 31, 1999. The increase in this balance was driven by higher sales, particularly near the end of the quarter, relative to the fourth quarter of 1999.

Net inventory was $2.4 billion at September 30, 2000, an increase of $419 million over the balance at December 31, 1999. The increase in inventory was partially due to higher raw material inventory levels at September 30, 2000 as Compaq took a proactive position on certain components given supply conditions in the quarter.

Days sales outstanding and inventory turn data was as follows:
                                               Three months ended
                         ---------------------------------------------------------------
                         --------------- --------------- --------------- ---------------
                         September 30,     June 30,      December 31,    September 30,
                              2000            2000            1999            1999

Days sales outstanding          52              54             48              54
Inventory turns                 14.0            13.1           16.1            13.2

At September 30, 2000, Compaq held $2.4 billion of minority equity investments, a decrease of $4.2 billion compared to December 31, 1999. The decrease in this balance was primarily due to declines in market value of certain investments. At September 30, 2000 and October 23, 2000, the fair value of Compaq’s available for sale investments was $1.8 billion and $1.2 billion, respectively.

Short-term borrowings were $489 million at September 30, 2000, an increase of $36 million compared to December 31, 1999, and a decrease of $622 million compared to June 30, 2000.

Compaq filed a $2 billion shelf registration statement for debt securities with the Securities Exchange Commission during the second quarter of 2000, which was declared effective on June 16, 2000. In August 2000, Compaq placed under the registration statement $300 million of unsecured 7.65 percent notes that mature on August 1, 2005, and $275 million of unsecured 7.45 percent notes that mature on August 1, 2002 (collectively, the “Notes”), unless previously redeemed. Interest will be paid on the Notes on February 1 and August 1 of each year, beginning on February 1, 2001. The fair value of the Notes approximates carrying value. The financing is for general corporate purposes (including investments in Compaq Financial Services and other subsidiaries), capital expenditures, and repayment of outstanding indebtedness (including commercial paper issued for working capital purposes). Compaq has the capacity to issue an additional $1.4 billion of debt securities under the shelf registration statement.

(In millions)                                                                  ANNUAL
                             PRINCIPAL      INTEREST RATE   MATURITY DATE    INTEREST

Unsecured 7.45% Notes             $275           7.45%        08/01/02            $20
Unsecured 7.65% Notes             $300           7.65%        08/01/05            $23

Compaq obtained a $2.2 billion 364 day revolving credit facility on September 29, 2000 that bears interest at LIBOR plus 0.625 percent and expires in September 2001. This facility replaces the $1 billion revolving credit facility that expired during the quarter.

Compaq repurchased approximately 9 million shares of its common stock during the nine months ended September 30, 2000 for a cost of approximately $273 million under the systematic stock repurchase program.

Other Matters

Non-current other assets as of September 30, 2000 included approximately $98 million owed to Compaq in connection with the sale of products. Compaq believes such amounts were misdirected by its customers to Inacom, which was acting as agent for Compaq in connection with such sales. Compaq believes that such funds were improperly applied to reduce Inacom’s indebtedness to its lenders. As a result of Inacom’s bankruptcy filing on June 16, 2000, Compaq is seeking to realize the full value of these receivables in Inacom’s bankruptcy proceedings and has filed litigation against Inacom and Inacom’s lenders, as the ultimate recipients of Compaq’s funds. Inacom has sued Compaq for approximately $46 million that Compaq is holding as a setoff against the $98 million receivable. Whether these receivables have been impaired, and if so by what amount, cannot be determined at this time. Compaq does not believe that the outcome of this matter will have a material adverse effect on Compaq’s consolidated financial position.

The following restated prior period data for Enterprise Computing and Compaq Global Services is provided for informational purposes as a result of the second quarter segment realignment previously described:

(In millions)               Three months ended
                             December 31, 1999

Enterprise Computing
Revenue:
  Industry Standard Servers        $  1,272
  Storage Products                    1,354
  Business Critical Servers             805
  Other                                  (5)
                                --------------
                                --------------
                                   $  3,426
                                ==============
                                ==============
Operating income                    $   439
                                ==============
                                ==============

Compaq Global Services
Revenue:
  Customer Services                $  1,151
  Professional Services                 749
                                --------------
                                --------------
                                   $  1,900
                                ==============
                                ==============
Operating income                    $   275
                                ==============
Employees

Total regular employee headcount increased from approximately 67,700 at December 31, 1999 to approximately 69,800 at September 30, 2000. The increase resulted primarily from employee additions of approximately 2,500 related to the Inacom asset acquisition as well as selective hiring, partially offset by employee separations of approximately 4,400 due primarily to the 1998 and 1999 restructuring actions.

---oOo---

Compaq, AlphaServer, Himalaya and Proliant Registered in U.S. Patent and Trademark Office. Alpha and iPAQ are trademarks of Compaq Information Technologies Group, L.P. in the U.S. and other countries. Microsoft and Windows are trademarks of Microsoft Corporation. All other product names mentioned herein may be trademarks or registered trademarks of their respective companies.

This financial discussion contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: component shortages, delays in the implementation of changes in delivery models, increased competitive environment and pricing pressures, delays in product rollout schedules, acceptance of new form factors, changes in product, customer and geographic sales mix, competition for employees, the financial condition of resellers, delays in new systems implementation, operational efficiencies related to sales cycles, equity investment volatility, and emerging market political or economic instability. Further information on the factors that could affect Compaq’s financial results is included in Compaq’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K and the report on Form 10-Q, which will be filed shortly.

1 Prior year operating profit excludes restructuring and related charges.
2 Compaq Global Services revenue includes revenue from the sale of products made in connection with providing solutions and services to customers.
3 Compaq Global Services revenue included revenue from the sale of products made in connection with providing solutions and services to customers.